SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

TRANSAMERICA FUNDS

TRANSAMERICA PARTNERS FUNDS GROUP

TRANSAMERICA PARTNERS FUNDS GROUP II

TRANSAMERICA PARTNERS PORTFOLIOS

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

An important vote is underway involving certain Transamerica Partners funds. You are receiving this email because your Transamerica IRA is invested in one or more of these funds.

What the vote is about

You should have received two or more proxy mailings asking you to vote on proposals involving the reorganization of the Transamerica Partners funds into corresponding Transamerica Funds, a separate group of mutual funds also managed by Transamerica Asset Management, Inc. (“TAM”).

Why your vote is important

The Board of Trustees of your Transamerica Partners fund unanimously approved your fund’s reorganization, and recommends that you vote “FOR” the proxy proposal. The proposed reorganization of your Transamerica Partners fund is part of an initiative designed to streamline the Transamerica fund family and to promote operating efficiencies. Transamerica Funds, a larger and growing fund complex, offers increased distribution capabilities and greater potential for asset growth and efficiencies, including the potential for lower expense ratios. TAM believes investors could benefit from the fund groups being combined and consolidated.

How to vote

Locate your Transamerica proxy card which contains your custom voting number (look for the shaded box with a 14-digit “Control Number” and the unshaded box with your 8-digit “Security Code”). Then use any of the following ways to cast your vote:

•	Call 800-337-3503.

•	Visit www.proxy-direct.com.

•	Mail your proxy card in the postage paid envelope provided with your proxy card.

If you misplaced or “recycled” your proxy mailings, please call 866-438-2987. Representatives from Computershare Fund Services are available to help you Monday through Friday from 9 a.m. to 11 p.m. or Saturday from Noon to 6 p.m.

If we do not hear from you, we may follow-up with a phone call or additional communications.

Thank you for being a valued Transamerica customer!